UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) October 30, 2015

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices, Telephone Number, and IRS Employer Identification No.	Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices, Telephone Number, and IRS Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000 72-1229752	1-32718	ENTERGY LOUISIANA, LLC, a Texas limited liability company, 4809 Jefferson Highway Jefferson, Louisiana 70121 Telephone (504) 576-4000 47-4469646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 30, 2015, the Board of Directors of Entergy Corporation (“Entergy”) elected Paul D. Hinnenkamp to serve as Entergy’s Senior Vice President and Chief Operating Officer effective November 1st. Mr. Hinnenkamp, age 54, currently serves as Senior Vice President, Capital Project Management & Technology, a position he has held since April 2015. Previously, Mr. Hinnenkamp served as Vice President, Capital Project Management & Technology from March 2013 to April 2015 and as Vice President, Generation Development & Support from May 2010 to March 2013.

Upon his appointment as Senior Vice President and Chief Operating Officer, Mr. Hinnenkamp’s annual base salary will increase to $430,000 from $356,380. He will continue to be eligible for an annual cash bonus target under Entergy's Annual Incentive Plan equal to 60% of his base salary and to receive awards of performance units, restricted stock and stock options under Entergy’s 2015 Equity Ownership Plan. The grants and awards to be made under this program will be determined in conjunction with Entergy’s normal annual compensation review process. Mr. Hinnenkamp will continue to participate in other compensation and benefit programs made generally available to other senior Entergy executives from time to time.

In addition, in connection with his appointment as Senior Vice President and Chief Operating Officer, Mr. Hinnenkamp was awarded 9,000 restricted stock units effective April 1, 2016. Contingent on Mr. Hinnenkamp’s continued service as Senior Vice President and Chief Operating Officer, the restricted stock units will vest in three equal annual installments and will settle in stock at the time of vesting. Each restricted stock unit is the equivalent of one share of Entergy’s common stock.

Also effective November 1st, Mr. Hinnenkamp was elected as a director of Entergy Louisiana, LLC, an Entergy subsidiary (“ELA”), by its sole shareholder, Entergy Utility Holding Company, LLC. Mr. Hinnenkamp will not receive any additional compensation for his service as a director of ELA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation Entergy Louisiana, LLC
By: /s/ Marcus V. Brown
Marcus V. Brown Executive Vice President and General Counsel

Dated: November 3, 2015